                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        UNITED WISCONSIN SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                      [UWZ LOGO]





                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




TO THE HOLDERS OF COMMON STOCK OF
UNITED WISCONSIN SERVICES, INC.:

     The Annual Meeting of the Shareholders (the "Meeting") of United Wisconsin Services, Inc. (the "Company") will be held at the Hyatt Regency O'Hare located at 9300 West Bryn Mawr, Rosemont, Illinois, on Wednesday, May 26, 1999 at 11:00 a.m. local time, for the following purposes:

     1. To elect three directors of the Company for terms expiring at the 2002 Annual Meeting of Shareholders;

     2. To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 16, 1999, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

     A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

     Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

                 YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO
                     ATTEND THE MEETING, PLEASE SIGN AND DATE THE
                        ENCLOSED PROXY AND RETURN IT PROMPTLY
                              IN THE ENVELOPE PROVIDED.

                                       By Order of the Board of Directors,



                                       Stephen E. Bablitch,
                                       SECRETARY

Milwaukee, Wisconsin
April 26, 1999

                                        [LOGO]


                              401 West Michigan Street
                             Milwaukee, Wisconsin 53203
                                    (414) 226-6900




                                    April 26, 1999


To All Shareholders:

     You are cordially invited to attend the Company's 1999 Annual Meeting of Shareholders on May 26, 1999, in Rosemont, Illinois.

     The Annual Meeting will begin promptly at 11:00 a.m. at the Hyatt Regency O'Hare located at 9300 West Bryn Mawr, Rosemont, Illinois.

     The official Notice of Annual Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Annual Meeting are described in detail in the Proxy Statement.

     The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

                                       Sincerely,


                                       Thomas R. Hefty
                                       CHAIRMAN OF THE BOARD, PRESIDENT
                                       AND CHIEF EXECUTIVE OFFICER

                                      [UWZ LOGO]


                                   PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Wisconsin Services, Inc. (the "Company" or "UWS") for use at the first Annual Meeting of Shareholders (the "Meeting") to be held at the Hyatt Regency O'Hare located at 9300 West Bryn Mawr, Rosemont, Illinois on Wednesday, May 26, 1999, at 11:00 a.m. local time, and at any adjournments or postponements thereof. At the Meeting, shareholders of the Company will consider and vote upon (i) the election of three directors of the Company for terms expiring at the 2002 Annual Meeting of Shareholders; and (ii) such other business as may be properly brought before the Meeting.

     This will be the Company's first annual meeting since the Company began operating as an independent, publicly traded company. The Company was incorporated in 1998 and became publicly held through the pro rata distribution ("Distribution") by American Medical Security Group, Inc. (formerly known as United Wisconsin Services, Inc. and sometimes referred to in this Proxy Statement as the "Predecessor Corporation") of all of the outstanding shares of Common Stock of the Company to shareholders on September 25, 1998.

     Only holders of record of shares of Common Stock at the close of business on April 16, 1999, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held. On March 31, 1999, there were issued and outstanding 16,812,239 shares of Common Stock.

     When you sign and return the enclosed appointment of proxy form, shares of the Common Stock represented thereby will be voted FOR the nominees for directors listed on page 3. The Board of Directors expects all nominees for directors to be available for election. In case any nominee for director is not available, the proxy holders may vote for a substitute. Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

     The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Annual Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

     Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

     Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mails, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses.

     The Annual Report to Shareholders for the year ended December 31, 1998, the Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about April 26, 1999.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Common Stock as of March 31, 1999 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

                                                                   NUMBER OF SHARES        PERCENT OF
NAME                                                             BENEFICIALLY OWNED(2)        CLASS
----                                                             ---------------------        -----
Blue Cross & Blue Shield United of Wisconsin (1) ..........            6,346,915              37.8%
Heartland Advisors, Inc. (1)...............................            1,653,600               9.8
Oppenheimer Capital........................................            1,048,830               6.2
Ronald A. Weyers (1).......................................              948,433               5.6
Wallace J. Hilliard (1)....................................              865,000               5.1
Thomas R. Hefty (3) (4)....................................              134,207                *
Stephen E. Bablitch........................................               52,625                *
Roger A. Formisano (3) (4) (5).............................              122,722                *
C. Edward Mordy (4)........................................               70,618                *
Penny J. Siewert (4).......................................               57,724                *
Richard A. Abdoo...........................................                8,426                *
Michael D. Dunham..........................................                4,417                *
James L. Forbes............................................                8,126                *
James C. Hickman...........................................                6,826                *
William R. Johnson.........................................                9,726                *
Eugene A. Menden...........................................                8,126                *
William C. Rupp, M.D. .....................................                2,000                *
Carol N. Skornicka.........................................                4,717                *

All directors and executive officers as a group
  (19 persons) (4).........................................              660,309               3.5

--------------------
     * Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.
     (1) Based on Schedules 13G filed with the Company pursuant to the Exchange Act by such beneficial owner. Blue Cross & Blue Shield United of Wisconsin's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212; Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyer's address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; Heartland Advisors, Incorporated's address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202; and Oppenheimer Capital's address is 800 Newport Center Drive, Suite 100, Newport Beach, California 92660.
     (2) Includes the following number of shares covered under options exercisable within 60 days of March 31, 1999: Mr. Hefty, 113,043; Mr. Formisano, 117,666; Mr. Mordy 53,066; Ms. Siewert, 54,389; Mr. Bablitch, 49,696; Mr. Abdoo, 6,626; Mr. Dunham, 4,417; Mr. Forbes, 6,626; Mr. Hickman, 6,626; Mr. Johnson, 6,626; Mr. Menden, 6,626; and
          Ms. Skornicka, 4,417; and all directors and executive officers as a group, 581,878
     (3) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 5,000 shares; Mr. Formisano, 3,750 shares; and Mr. Bablitch, 1,000 shares. Also includes the following shares owned separately by such person's spouse or child, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 450 shares owned by spouse.
     (4) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 3,414; Mr. Formisano, 1,006; Mr. Mordy, 3,453; Ms. Siewert, 2,184; Mr. Bablitch, 429; and all directors and executive officers as a group, 17,853.
     (5)  Mr. Formisano's employment with the Company ceased on February 26,
          1999.

     Blue Cross & Blue Shield United of Wisconsin ("Blue Cross") owns 37.8% of the issued and outstanding shares of the Common Stock. Three of the Company's nine directors are also directors of Blue Cross. It is anticipated that Blue Cross will vote its shares of the Common Stock in favor of each of the nominees.

                            ITEM 1 - ELECTION OF DIRECTORS

     The Company's Bylaws fix the number of directors at nine. The Board of Directors is divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes expire at each annual meeting of shareholders. Messrs. Dunham, Forbes, and Rupp are in the class of directors whose terms expire at the Meeting. They have been nominated to serve as directors for terms expiring at the Annual Meeting of Shareholders in 2002 and until their successors are elected and qualified. The terms of Messrs. Abdoo, Johnson, and Menden will expire at the Annual Meeting of Shareholders in 2000. The terms of Ms. Skornicka and Messrs. Hefty and Hickman will expire at the Annual Meeting of the Shareholders in 2001. There are no family relationships among any of the directors, nominees and/or executive officers of the Company.

      The nominees standing for election have been approved by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The name and age as of March 31, 1999, and certain additional information, as to each such nominee and each Director serving an unexpired term are as follows:

                            NOMINEES STANDING FOR ELECTION

          NOMINEES FOR ELECTION AT THIS MEETING WITH TERMS EXPIRING IN 2002


Name and Age                            Principal Occupation During Past Five Years
------------                            -------------------------------------------
Michael D. Dunham        Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 53                  from 1997 through 1998; President and a director of Effective Management
                         Systems, Inc., a developer of integrated manufacturing and business management software, since its incorporation in 1978.

James L. Forbes          Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 66                  from 1991 through 1998; Director of Blue Cross since 1974; President and Chief
                         Executive Officer and Director of Badger Meter, Inc., a manufacturer of products using flow measurement technology, since 1985; Director of Universal Foods
                         Corporation and Firstar Corporation.

William C. Rupp, M.D.    Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 52                  from 1997 through 1998; President and Chief Executive Officer of
                         Luther/Midelfort Mayo Health System since 1994; President of Midelfort Clinic since 1991; practicing physician in oncology since 1982.

                                 CONTINUING DIRECTORS

                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2000

Richard A. Abdoo         Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 55                  from 1991 through 1998; Chairman of the Board, President and Chief Executive
                         Officer of Wisconsin Energy Corporation, a diversified energy services holding company, since May 1991; Chairman of the Board and Chief Executive Officer
                         of Wisconsin Electric Power Company since 1990; Director of Wisconsin Energy
                         Corporation since 1988; Director of Wisconsin Electric Power Company since
                         1989; Chairman of the Board and Chief Executive Officer of Wisconsin Natural
                         Gas Company from 1990 to 1995; Director of Wisconsin Natural Gas Company from 1989 to 1995; Director of Marshall & Ilsley Corporation, a bank holding company, Sundstrand Corporation, a manufacturer of aerospace and industrial equipment, and Universal Foods Corporation, an ingredient manufacturer.


                                      -4-

William R. Johnson       Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 72                  from 1993 through 1998; Director, American Medical Security Group, Inc.;
                         Chairman of Johansen Capital Investment and Financial Consulting since 1986;
                         President of Johansen Capital  Associates, Inc., a financial and investment consultant to corporations and individuals, since 1984; Chairman, President and Chief Executive Officer of National Investment Services of America, Inc.,
                         an investment manager of pension, profit sharing, and other funds, from 1968 to 1984.

Eugene A. Menden         Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 68                  since 1991 through 1998; Director, American Medical Security Group, Inc.  Prior
                         to retirement, Director of International Finance for Marquette Medical
                         Systems, Inc. (formerly Marquette Electronics, Inc.), a manufacturer of medical electronic products.  Served as Vice President of Finance for
                         Marquette Electronics, Inc. from 1970 to 1991, as Treasurer from 1970 to
                         1989, and as a director from 1972 until June 1996.

                  DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2001

Thomas R. Hefty          Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 51                  from 1983 through 1998; Chairman of the Board, President and Chief Executive
                         Officer of the Company since 1998; President of the Predecessor Corporation from 1986 through 1998 and Chairman of the Board and Chief Executive Officer
                         of the Predecessor Corporation from 1991 through 1998; Chairman of the Board and Director of Blue Cross since 1988; President of Blue Cross since 1982;
                         Deputy Insurance Commissioner for the Office of the Commissioner of Insurance
                         for the State of Wisconsin from 1979 to 1982; Director of Artisan Funds,
                         Inc., an investment company registered under the Investment Company Act of 1940, as amended.

James C. Hickman         Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 71                  from 1991 through 1998; Director of Blue Cross since December 1986; Director,
                         Century Investment Management Company; Director, American Medical Security
                         Group, Inc.; Emeritus Professor and Emeritus Dean of the School of Business
                         of the University of Wisconsin-Madison ("UW School of Business") since July
                         1993; Professor in the UW School of Business from 1990 to 1993; Dean of the
                         UW School of Business from 1985 to 1990.

Carol N. Skornicka       Director of the Company since 1998.  Director of the Predecessor Corporation
Age: 57                  from 1997 through 1998; Senior Vice President - Corporate Development,
                         Secretary and General Counsel of Midwest Express Holdings, Inc. and Midwest
                         Express Airlines, Inc. since February 1998; Vice President, Secretary and
                         General Counsel of Midwest Express Holdings, Inc. and Midwest Express
                         Airlines, Inc. since May 1996; Secretary of the Wisconsin Department of
                         Industry, Labor and Human Relations from 1991 to May 1996; Director of Astral
                         Aviation, Inc. since May 1996.


     The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of the Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. If, at or prior to their election, any one or more of the nominees is unwilling or unable to serve, the proxies shall have discretionary authority to select and/or vote for substituted nominees.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES FOR DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     As previously mentioned, the Company was incorporated in 1998 and began operations as an independent publicly traded company in September 1998. During the time that the Company was a wholly owned subsidiary of the Predecessor Corporation, the board acted by unanimous written consent and thereafter held one meeting in 1998. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

     The Executive Committee discharges certain responsibilities of the Board of Directors when so instructed by the Board and studies proposals and makes recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the annual operating plan and approve major changes in policy affecting new services and programs. The Executive Committee did not hold any meetings during 1998. The members of the Executive Committee are Messrs. Forbes (Chairman), Abdoo, Hefty and Hickman.

     The Finance Committee approves investment policies and plans and approves the investment of funds of the Company, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by the Company, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Finance Committee held one meeting during 1998. The members of the Finance Committee are Messrs. Hefty, Rupp, Johnson and Ms. Skornicka.

     The Management Review Committee evaluates the performance of the Company's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. The Management Review Committee held two meetings during 1998. The members of the Management Review Committee are Messrs. Forbes, Abdoo, Dunham and Hickman.

     The Audit Committee reviews the scope and timing of the audit of the Company's financial statements and reviews with the Company's independent public accountants, the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews with the independent public accountants the audited financial statements for the Company and the auditors' reports and management letter. The Audit Committee selects and engages the Company's independent public accountants and reviews and approves all related party transactions. In addition, it reviews and evaluates Conflict of Interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Audit Committee held one meeting during 1998. The members of the Audit Committee are Messrs. Menden, Abdoo, Dunham and Hickman.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $750. In addition, each Committee Chairman receives a monthly fee of $250. Also, pursuant to the United Wisconsin Services, Inc. Equity Incentive Plan, each director is granted in connection with his or her services as a director, an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options that were previously granted to directors of the Predecessor Corporation under its Director Stock Option Plan who became directors of UWS were converted into equivalent options to purchase shares of Common Stock. The new options have the same difference of market value to exercise price as the options they replaced.

     NOMINATIONS FOR DIRECTORS BY SHAREHOLDERS

     The Board of Directors will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's Bylaws relating to nominations by shareholders. Article II, Section 1(B) of the Company's Bylaws provides that if a shareholder desires to make a nomination for the election of directors at an annual meeting, he or she must give timely written notice of the nomination to the Secretary of the Company. Notice is timely if received by the Secretary at the Company's principal office not less than 90 days nor more than 120 days prior to the last Tuesday in May in the year of the applicable annual meeting. The notice must set forth the shareholder's name and address as they appear on the Company's books; the class and number of shares of Common Stock beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear at the meeting, in person or by proxy, to make the nomination; the name and residence address of the nominee; a description of all arrangements or understandings between the shareholder and the nominee (and any other person or persons) pursuant to which the nomination is to be made; the written consent of the nominee to serve if elected and certain other information. The notice must be signed by the shareholder of record who intends to make the nomination (or his or her duly authorized proxy or other representative) and must bear the date of signature of such shareholder or representative. Article II, Section 2(B) of the Bylaws provides that notices with respect to any nomination for a Board election to be held at any special meeting must contain all the information set forth above and must be received by the Secretary of the Company not earlier than 90 days and not later than the later of 60 days prior to the special meeting or ten days after notice of such meeting is first given to shareholders. Shareholders wishing to submit a nomination should review the Bylaw requirements regarding nominations by shareholders and should communicate with the Secretary, United Wisconsin Services, Inc., 401 West Michigan Street, Milwaukee, Wisconsin 53203, for further information.

                                EXECUTIVE COMPENSATION

     Pursuant to the Service Agreement (as hereinafter described), certain executive officers of the Company provide services to Blue Cross, and expenses associated with those services are shared in accordance with the Service Agreement. See "Certain Transactions." Compensation information includes total compensation paid by the Company for services rendered to the Company and Blue Cross. Also, the Predecessor Corporation had a similar Service Agreement with Blue Cross. Information for 1998 reflects the annual and long-term compensation for the Chief Executive Officer of the Company and the four other most-highly compensated executive officers of the Company for services rendered in all capacities to the Predecessor Corporation and Blue Cross and to the Company and Blue Cross. Information for years prior to 1998 reflects the annual and long-term compensation for the Chief Executive Officer of the Company and the four other most-highly compensated executive officers of the Company at December 31, 1998 for services rendered in all capacities to the Predecessor Corporation and Blue Cross for the year ended December 31, 1997 and 1996.
Those executive officers performed substantially identical services for the Predecessor Corporation and Blue Cross during those periods.

                              SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              --------------------------------------------------   -------------------------
                                                                                     AWARDS          PAYOUTS
                                                                                     ------          -------
                                                                                   SECURITIES
NAME AND PRINCIPAL                                                                 UNDERLYING        LTIP        ALL OTHER
POSITION                                                        OTHER ANNUAL       OPTIONS/SARS      PAYOUTS     COMPENSA-
                              YEAR    SALARY(1)   BONUS (1,2)   COMPENSATION (3)      (#)(4)         (1)(5)      TION (6)

Thomas R. Hefty               1998    $525,000     $154,350         $11,570          198,200         $64,985      $4,000
  CHAIRMAN OF THE             1997     475,008       97,377           7,885           35,000           5,294       4,000
  BOARD, PRESIDENT &          1996     410,028      177,542           9,355           30,000              --       3,750
  CHIEF EXECUTIVE
  OFFICER

Roger A. Formisano (7)        1998     264,996           --           3,817          112,304          35,164       4,000
   FORMER EXECUTIVE           1997     244,536       22,008                           55,217           2,894       4,000
   VICE PRESIDENT &           1996     235,128       61,604             904           33,130              --       3,750
   CHIEF OPERATING                                                    3,424
   OFFICER; PRESIDENT OF
   COMPCARE HEALTH
   SERVICES INSURANCE
   CORPORATION AND
   MERIDIAN RESOURCE
   CORPORATION

C. Edward Mordy               1998     211,080       39,261           3,555           70,000          28,095       4,000
  VICE PRESIDENT &            1997     184,848       20,333           3,385           18,000           2,370       4,000
  CHIEF FINANCIAL             1996     176,040       55,805           3,106           10,000              --       3,750
  OFFICER

Penny J. Siewert              1998     206,784       44,873           6,659           90,217          26,536       4,000
  VICE PRESIDENT OF           1997     174,576       18,190              --           33,130           2,061       4,000
  REGIONAL SERVICES           1996     163,152       53,677           1,737           15,461              --       3,017

Stephen E. Bablitch (8)       1998     184,044       36,073              --           79,174          11,646       4,000
  VICE PRESIDENT &            1997     166,416       21,634             615           33,130              --       1,040
  GENERAL COUNSEL             1996      40,002       20,000              --           22,087              --          --

--------------------

     (1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequently to the end of each fiscal year.
     (2) Amounts represent bonuses earned under both the Predecessor Corporation's and the Company's Profit Sharing Plan and Management Incentive Plan.
     (3) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. The amounts indicated do not include perquisites and the other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.
     (4) Numbers reflect adjustments made in 1998 as a result of the Distribution to the number of stock options granted by the Predecessor Corporation prior to the Distribution.
     (5) Amounts represent payments for the 1995-1997 LTIP Plan and prorata payments for the 1996-1998 and 1997-1999 LTIP Plans which were discontinued effective December 31, 1997.
     (6) Amounts represent the Predecessor Corporation's and the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.
     (7)  Mr. Formisano's employment with the Company ceased on February 26,
          1999.
     (8) Mr. Bablitch was hired by and named an executive officer of the Predecessor Corporation on October 1, 1996.

The following table details the options granted to the executive officers listed in the Summary Compensation Table:

                                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                        ----------------------------------------------------------------
                        # OF SECURITIES
                           UNDERLYING      % OF TOTAL OPTION/
      EXECUTIVE             OPTIONS/         SARS GRANTED TO    EXERCISE OR                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                          SARS GRANTED        EMPLOYEES IN      BASE PRICE    EXPIRATION         ANNUAL RATES OF STOCK PRICE
                          (1)(2)(3)(4)         FISCAL YEAR       ($/SHARE)        DATE           APPRECIATION FOR OPTION TERM
                                                                                                     5% ($)           10% ($)
                                                                                             -------------------------------------
 Thomas R. Hefty             35,000                                11.31       01/01/10            $ 315,040       $   846,497
                            163,200              26.51%             7.19       09/27/10              933,864         2,509,249

 Roger A. Formisano          77,304                                11.72       01/01/10              721,048         1,937,422
                             35,000              15.02%             7.19       09/27/10              200,277           538,136

 C. Edward Mordy             35,000                                11.31       01/01/10              315,040           846,497
                             35,000               9.36%             7.19       09/27/10              200,277           538,136


 Penny J. Siewert            55,217                                11.72       01/01/10              515,033         1,383,869
                             35,000              12.07%             7.19       09/27/10              200,277           538,136

 Stephen E. Bablitch         44,174                                11.72       01/01/10              412,030         1,107,106
                             35,000              10.59%             7.19       09/27/10              200,277           538,136

--------------------
     (1) All options granted vest at the rate of 25% each year on the anniversary of the grant date.
     (2) The options with an expiration date of 01/01/10 were originally granted on 01/02/98 by the Predecessor Corporation. The options with an expiration date of 09/27/10 were granted by the Company on 09/28/98.
     (3) Each option granted by the Predecessor Corporation with an expiration date of 01/01/10 to Messrs. Hefty and Mordy was converted on September 25, 1998 into an option of one share of the Predecessor Corporation Common Stock and one share of the Company Common Stock.
     (4) The options granted by the Predecessor Corporation with an expiration date of 01/01/10 to Messrs. Formisano and Bablitch and Ms. Siewert were converted on September 25, 1998 into options of the Company Common Stock and adjusted to provide equivalent value.

No Stock Appreciation Rights ("SARs") or options were exercised by any of the executive officers listed in the Summary Compensation Table during 1998. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options to purchase shares of UWS Common Stock at December 31, 1998 are shown in the table below.

              AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                           AND FY-END OPTION/SAR VALUES

                                     NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS/SARS AT
                                  OPTIONS/SARS AT FY-END (#)                  FY-END ($)

        NAME                     EXERCISABLE/UNEXERCISABLE(1)         EXERCISABLE/UNEXERCISABLE
        ----                     ----------------------------         -------------------------
 Thomas R. Hefty                     145,554  /   239,450             $ 285,419   /  $ 244,392

 Roger A. Formisano                   92,817  /   170,282                71,354   /     52,413

 C. Edward Mordy                      70,446  /    88,500               142,707   /     52,413

 Penny J. Siewert                     28,438  /   126,935                    --   /     52,413

 Stephen E. Bablitch                  19,327  /   115,064                    --   /     52,413

--------------------
     (1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations.

     DEFINED BENEFIT PENSION PLANS

     The Company has provided a non-contributory defined benefit plan to its employees pursuant to the UWSI/BCBSUW Pension Plan ("Pension Plan"). The Pension Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year. The Company has assumed sponsorship (with Blue Cross) of the Pension Plan and the related trust and will continue to provide benefits for all individuals who, immediately prior to the Effective Date of the Distribution, were participants in the Pension Plan, taking into account all service with the Predecessor Corporation.

     In addition, the Company provides to executives defined benefits from the UWSI/BCBSUW Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Pension Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years). The Company has assumed sponsorship of the SERP and all liabilities with respect thereto. The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

                                  PENSION PLAN TABLE

                                           YEARS OF SERVICE
                       ---------------------------------------------------
   REMUNERATION           15              20           25       30 or more

     $125,000          $ 37,500        $ 50,000     $ 62,500     $ 75,000

      150,000            45,000          60,000       75,000       90,000

      175,000            52,500          70,000       87,500      105,000

      200,000            60,000          80,000      100,000      120,000

      225,000            67,500          90,000      112,500      135,000

      250,000            75,000         100,000      125,000      150,000

      275,000            82,500         110,000      137,500      165,000

      300,000            90,000         120,000      150,000      180,000

      400,000           120,000         160,000      200,000      240,000

      500,000           150,000         200,000      250,000      300,000

      600,000           180,000         240,000      300,000      360,000

The persons named in the Summary Compensation Table have the following years of credited service which includes all years of service with the Predecessor
Corporation: Mr. Hefty, sixteen years; Mr. Formisano, seven years; Mr. Mordy, thirteen years; Ms. Siewert, twenty-two years; and Mr. Bablitch, two years.

                        MANAGEMENT REVIEW COMMITTEE REPORT ON
                                EXECUTIVE COMPENSATION

INTRODUCTION

     The Management Review Committee of the Board of Directors ("Committee") was constituted in September 1998 shortly after the Distribution was completed and met twice thereafter in 1998. At its August 26, 1998 meeting, the entire Board of Directors approved compensation decisions for the Chief Executive Officer and the next four most highly compensated executive officers for the remainder of 1998 in amounts equal to those that had been set by the Predecessor Corporation. Accordingly, substantially all of the compensation decisions for the Chief Executive Officer and the next four most highly compensated executive officers were as the result of decisions made by the Predecessor Corporation's Management Review Committee ("Predecessor Committee"), which performed similar functions to those performed by the Company's Management Review Committee. The Predecessor Corporation report on executive compensation is included here since it served as the basis for the majority of compensation decisions, but the members of the Committee are only signing this report with respect to compensation decisions made after the Distribution. The Company's Management Review Committee did make compensation decisions relating to 1998 annual incentive compensation paid in 1999 and special distribution related stock option awards. A brief Company's Management Review Committee report on compensation is also included.

                             PREDECESSOR COMMITTEE REPORT

     The Predecessor Committee, which was composed of four independent, non-employee directors, established and directed the administration of all programs under which executive benefits were provided and compensation was paid or awarded to the Predecessor Corporation's executive officers. In addition, the Predecessor Committee evaluated executive officer performance and assessed the overall effectiveness of the Predecessor Corporation's executive compensation programs.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Predecessor Corporation's executive compensation program was designed to align closely executive compensation with corporate performance and total return to shareholders. The Predecessor Corporation had developed an overall compensation philosophy and implemented Plans that were designed to tie a significant portion of executive compensation to the Predecessor Corporation's success in meeting specified performance goals and appreciation in the Common Stock price.

     The overall objectives of this compensation philosophy were:

- To attract and retain the executive talent required to attain the Predecessor Corporation's goals;

- To motivate these executives to achieve the goals of the Predecessor Corporation's business strategy;

- To link executive and shareholder financial interests through equity-based long-term incentive plans; and

- To provide a compensation package that recognizes individual contributions and overall business results.

     Each year the Predecessor Committee conducted a full review of the Predecessor Corporation's executive compensation program to ensure that pay opportunities were competitive with the current market and that there was appropriate linkage between Predecessor Corporation's performance and executive compensation. During 1998, this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, stock option awards, and overall compensation. The Predecessor Committee's review included a comparison of the Predecessor Corporation's executive compensation against a peer group with which the Predecessor Corporation competes for business and executive talent. The Predecessor Committee believed that the Predecessor Corporation's competitors for executive talent included many types of companies. Therefore, the Predecessor Committee evaluated all relevant sources for executive talent in assessing overall competitiveness. Consequently, the peer group used for the compensation analysis included, but extended beyond, the companies noted in the Performance Graph included in this Proxy Statement.

     In December 1997, in conjunction with Hewitt, the Predecessor Corporation reviewed its compensation philosophies and compensation objectives. In addition, the Predecessor Corporation undertook a thorough review of the Plans in order to assess the most effective compensation tools for:

- Linking pay programs to current and future business strategies and performance; and

- Attracting, retaining and motivating key executives in the intensely competitive market for exceptional executive talent among managed care employers specifically and all employers generally.

     As a result of this review, the Predecessor Committee took particular note that executive compensation had fallen below levels deemed appropriate by the Predecessor Committee when compared to peer group compensation levels. Accordingly, the Predecessor Committee decided to set compensation opportunities at the 50th percentile of the market for comparable positions at comparable companies. The Predecessor Corporation's compensation programs were then designed to be dependent on performance, and individual pay delivered from these programs would be higher or lower than the 50th percentile of the market depending on that performance.

ELEMENTS OF EXECUTIVE COMPENSATION

     The elements of executive compensation include base salary, profit sharing, an annual performance-based management incentive plan and long-term incentives (exclusively nonqualified Common Stock options since the long-term cash incentive plans were discontinued effective December 31, 1997). The Predecessor Corporation's decisions, with respect to each of these elements are discussed below. While the elements of compensation described in this Report are considered separately, the Predecessor Committee took into account the full compensation package afforded by the Predecessor Corporation to the individual, including salary, incentive compensation, pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, the Predecessor Committee took into account the views of Mr. Hefty, the Predecessor Corporation's Chief Executive Officer, for positions other than his own.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993. Certain performance-based compensation is exempted from the $1 million limitation. In 1998, none of the Predecessor Corporation's and the Company's executives received compensation in excess of $1 million for purposes of Section 162 (m) and all 1998 executive compensation is fully deductible. The Predecessor Committee had, however, reviewed Section 162 (m) and considered its impact on the Predecessor Corporation's future executive compensation Plans.

BASE SALARY

Base salaries for executive officers were determined initially by evaluating and comparing the responsibilities of their positions and experiences relative to the competitive marketplace for executive talent. Salary adjustments were determined by evaluating the performance of the Predecessor Corporation and of each executive and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results were also a major consideration. The Predecessor Committee, where appropriate, considered non-financial performance measures such as increase in market share, gains in administrative efficiency, improvements in product quality, and improvements in relations with customers, suppliers, and employees.

     In establishing 1998 base salaries for the Predecessor Corporations's executives, the Predecessor Committee considered competitive data which indicated that the base salaries of the Predecessor Corporation's executives were below competitive levels. Accordingly, the executive officers, excluding the CEO, received base salary increases of between 8.4% and 18.5%.

ANNUAL INCENTIVE COMPENSATION

     PROFIT SHARING PROGRAM

     The Predecessor Corporation had annually established a Profit Sharing Plan for all employees who were employed with the Predecessor Corporation for the entire calendar year. The United Wisconsin Services, Inc. 1998 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year. The Profit Sharing Plan had been established by the Predecessor Corporation but adopted by the Company.

     Under the corporate profitability goal, the Profit Sharing Plan was designed to pay each employee from 0% to 7% of base salary depending on the attainment of specified profit levels. For employees to receive the 7% payout in 1998, the Predecessor Corporation and Blue Cross had to attain combined net income, excluding net income or loss from extraordinary items, of $51.6 million or more. If a specified minimum level of profitability had not been attained, no awards would have been made under any portion of the Profit Sharing Plan.

     Individual business unit or regional area financial performance also was measured under the "Local Component" of the Plan, with employees eligible to receive an additional payout of up to 7% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction component which enabled employees to earn up to an additional 7% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 94.9%. In total, the Profit Sharing Plan paid the executives described herein between 0% and 5.3% of annual compensation. This compensation was paid in 1999.

     MANAGEMENT INCENTIVE PLAN

     The Predecessor Corporation's executive officers were eligible for an annual performance bonus under the Management Incentive Plan. The Management Incentive Plan had been established by the Predecessor Corporation but adopted by the Company. The bonus paid from this Plan had two components: the Corporate Component and the Individual Performance/Profit Sharing Component. The Corporate Component was equal to one times the executive's total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

     The Individual Performance/Profit Sharing Component had two parts. First, individual performance objectives were established for each eligible executive, including the CEO. These individual objectives could include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive was responsible.

     The second part of the Individual Performance/Profit Sharing Component was based on the executive's payout from the Local Component of the 1998 Profit Sharing Plan. Bonus payments were made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

     Bonus amounts could range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component).

LONG-TERM INCENTIVE COMPENSATION

     The Predecessor Corporation's executive compensation strategy is to provide long-term compensation at a competitive level for the managed care market.

     LONG-TERM INCENTIVE PLAN

     The Predecessor Company had employed a Long-Term Incentive Plan ("LTIP") for the executive officers of the Predecessor Corporation. The LTIP was based on the achievement of certain growth objectives, including improved surplus and premium revenue growth. Consistent with its review of total executive compensation, the Predecessor Committee had decided to provide long-term incentive opportunities solely through equity-based vehicles starting in 1998. The remaining performance cycles, both 1996-1998 and 1997-1999, under the LTIP were discontinued effective December 31, 1997 and pro rata payouts were made to the executives. Payouts from the Predecessor Corporation's discontinued LTIPs for executives other than the CEO ranged from $11,646 to $32,270.

     STOCK OPTIONS

     The Predecessor Committee was responsible for administering the Predecessor Corporation's stock option program, which was designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants were made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, expiring 12 years after the date of grant.

     As discussed previously, in December 1997 the Predecessor Corporation, in conjunction with Hewitt, conducted a thorough review of all of its current compensation programs. The results of this study demonstrated that UWS's long-term incentive compensation was significantly below market levels. As a result, the Predecessor Committee decided to increase grant sizes in 1998 in order to make UWS's long-term incentive component of total compensation more competitive when viewed relative to the market, and as mentioned previously, to enhance links between the fortunes of UWS shareholders and key executives.

     When determining the size of the option grants made to executives, the Predecessor Committee considered the results of the competitive market compensation survey performed by Hewitt which focused on the managed care and Blue Cross markets. The Predecessor Committee also considers its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Based on all of this information, the Predecessor Committee awarded options on January 2, 1998 exercisable for 77,304 shares of the Predecessor Corporation's Common Stock to Mr. Formisano and Mr. Mordy, 55,217 shares of the Predecessor Corporation's Common Stock to Ms. Siewert and 44,174 shares of the Predecessor Corporation's Common Stock to Mr. Bablitch. The options awarded to Mr. Mordy were subsequently converted on September 25, 1998 into an equal number of options of Predecessor Company Stock and Company Common Stock. The options awarded to Messrs. Formisano and Bablitch, and Ms. Siewert were subsequently converted on September 25, 1998 into options of Company Common Stock and adjusted in number to provide equivalent value. The award to the CEO is discussed below.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Hefty's annual cash compensation for 1998 included base salary, profit sharing, and management incentive bonus for a total of $679,350. Some elements of Mr. Hefty's annual cash compensation were determined by the Predecessor Committee and other elements were determined by the Company's Committee. The following information discusses those elements determined by the Predecessor Committee.

     Mr. Hefty's base salary in 1997 was approximately 65% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Mr. Hefty's base salary for 1998 was increased to an amount which represented approximately 72% of the December 1997 estimated market value of his position.

     In addition to base salary, Mr. Hefty received 4.8% of his base salary under the Profit Sharing Plan based on the Predecessor Corporation's and Blue Cross's return on equity of 5.9% and Customer Satisfaction levels.

     In 1998, Mr. Hefty received a payout of $59,692 from the Predecessor Corporation's discontinued 1996-1998 and 1997-1999 LTIPs and an option to purchase 35,000 shares of the Predecessor Corporation's Common Stock on January 2, 1998.

                              COMPANY'S COMMITTEE REPORT

     The Company's Committee is comprised of the same four independent, non-employee directors as the Predecessor Committee. The Committee, like the Predecessor Committee, establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. Additionally, the Committee evaluates executive officer performance and assesses the overall effectiveness of the Company's executive compensation programs.

     The Company's Committee expressly adopted the compensation philosophy and objectives of the Predecessor Corporation. The Committee also expressly decided to continue the process of conducting a full review of the Company's executive compensation programs to ensure that pay opportunities are competitive with the current market and that there is appropriate linkage between the Company's performance and executive compensation, including consultation with Hewitt throughout the year on such issues as base salaries, annual incentive compensation, stock option awards, and overall compensation.

BASE SALARY

     All base salary decisions for the Company's officers were essentially made by the Predecessor Committee.

ANNUAL INCENTIVE COMPENSATION

     PROFIT SHARING PROGRAM

     As mentioned previously, the Profit Sharing Plan had been established by the Predecessor Corporation but adopted by the Company. In total, the Profit Sharing Plan paid the CEO and the next four most highly compensated officers between 0% and 5.3% of annual compensation. This compensation was paid in 1999.

     MANAGEMENT INCENTIVE PLAN

     Similar to the Profit Sharing Plan, the Management Incentive Plan had been established by the Predecessor Corporation but adopted by the Company. As discussed previously, the bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Profit Sharing Component. This section will discuss the Individual Performance/Profit Sharing Component since the Committee determined a significant portion of the bonus paid from this Component.

     The Individual Performance/Profit Sharing Component has two parts. First, individual performance objectives are established for each eligible executive. The Predecessor Committee, in conjunction with the CEO, established these individual performance objectives. These individual objectives can include both financial and non-financial measures related to the Performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable, and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives were also established for the CEO by the Predecessor Corporation. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

     The second part of the Individual Performance/Profit Sharing Competent is based on the executives' payout from the Local Component of the 1998 Profit Sharing Plan. Bonus payments are made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

     Bonus amounts can range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and the Predecessor Corporation and Blue Cross must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22.0% or more. In 1998, the Predecessor Corporation and Blue Cross's combined return on equity, as defined by the Plan documents, was 5.9%. 1998 performance bonus awards for the executives discussed herein, other than the CEO, ranged from 0% to 14.8% of annual compensation. These awards were paid in 1999.

LONG-TERM INCENTIVE COMPENSATION

     STOCK OPTIONS

     The Committee awarded special, one-time distribution related grants of options exercisable for 35,000 shares of Common Stock to Mr. Formisano, Mr. Mordy, Ms. Siewert, and Mr. Bablitch on September 28, 1998. The award to the CEO is discussed below.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As previously disclosed, Mr. Hefty's annual cash compensation for 1998 included base salary, profit sharing, and management incentive bonus for a total of $679,350. Those elements paid in 1999 based on 1998 performance are discussed below.

     With respect to annual incentive compensation, Mr. Hefty received 4.8%of his base salary under the Profit Sharing Plan based on the Predecessor Corporation's return on equity of 5.9% and Customer Satisfaction levels. Under the Management Incentive Plan, Mr. Hefty was awarded 24.6% of his 1998 base salary based on the Predecessor Corporation's and Blue Cross's financial results and his achievement of individual performance goals set at the beginning of the year.

     In determining the individual performance portion of Mr. Hefty's annual incentive award, the Committee considered several events which evidenced his personal contributions to the Company and its operating performance. These factors include an increase of nearly 20% in after-tax earnings for the Company, with the notable increase in HMO earnings; an after-tax return on shareholder equity of 28%; a successful distribution by American Medical Security Group, Inc.; the acquisitions of four companies, two now within American Medical Security Group and two now within the Company; and efforts undertaken to improve investor relations and shareholder communications.

     Mr. Hefty also received a special distribution related award of an option to purchase 163,200 shares of Common Stock on September 28, 1998.

CONCLUSION

     After its review of the total compensation program for the executives of the Company, the Committee continues to believe that these executive compensation policies and practices serve the interests of shareholders and the Company effectively. We also believe that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company's overall future success, thereby increasing the value of the Company for the shareholders' benefit. We will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.


James L. Forbes, Chairman
Richard A. Abdoo
Michael D. Dunham
James C. Hickman

                                 CERTAIN TRANSACTIONS

     SERVICE AGREEMENT. The Company and Blue Cross have entered into the Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company agreed to purchase claims processing services from Blue Cross pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the Service Agreement, the Company received net payments of $5.8 million, $5.3 million and $5.8 million from Blue Cross for the years ended December 31, 1996, 1997 and 1998, respectively. The Service Agreement is in effect until December 31, 1998 and automatically renews for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the Office of the Commissioner of Insurance for the State of Wisconsin for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

     In 1984, Blue Cross entered into with Electronic Data Corporation ("EDS") a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software, and provide data processing personnel. Key systems covered by this agreement included claims, membership, actuarial, commission, general ledger, accounts payable, and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. Blue Cross exercised its early termination rights for the claims, actuarial, commission, general ledger, accounts payable, and fixed assets. Blue Cross will continue to receive membership services from EDS. All claims processing functions were converted to the computer system operated by Blue Shield of South Carolina ("BSSC") effective September 30, 1998. Blue Cross purchased software and began processing the general ledger, accounts payable, and fixed asset systems on January 1, 1998. For the years ended December 31, 1996, 1997, and 1998, the Company paid approximately $3.5 million, $3.7 million, and $2.7 million, respectively, for services pursuant to the EDS Servicing Agreement. The Company paid approximately $1.6 million for claims processing services obtained from BSSC for the year-ended December 31, 1998.

     HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BLUE CROSS. Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of Blue Cross. Premium revenue received from Blue Cross for these services totaled $4.4 million, $4.5 million and $4.5 million in 1996, 1997 and 1998, respectively. In addition, Blue Cross provides health insurance to certain of the Company's employees.

     BCBSUW LOAN. In connection with the Distribution, the Company assumed a debt obligation of the Predecessor Corporation to Blue Cross in the principal amount of $70.0 million. On October 30, 1996, the Predecessor Corporation borrowed $70.0 million from Blue Cross to fund the cash portion of the merger consideration in connection with the merger of American Medical Security, Inc. into the Predecessor Corporation. The Predecessor Corporation pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to KOBOR plus 125 basis points, adjusted quarterly. The entire principal balance is due October 30, 1999.

     BCBSUW INTENDED PURCHASE OF ADDITIONAL SHARES OF COMMON STOCK. Blue Cross owns 37.8% of the issued and outstanding shares of Common Stock. One of the primary reasons for effectuating the Distribution was so that the managed care business can use the Blue Cross and Blue Shield service marks in connection with its products and services. In order to use the service marks, one of the requirements is that a Blue Cross plan must "control" the company (meaning that the plan must directly or indirectly own more than 50% of the stock of the company and must have operational control over the company). Therefore, Blue Cross intends to purchase additional shares of Common Stock to bring its overall direct and indirect ownership of the Company to approximately 51%. The purchase price for the shares of Common Stock to be purchased directly from the Company will be based on the market price of the shares of Common Stock and an independent third party valuation, and will be paid through the cancellation of a corresponding portion or all of the $70.0 million Company indebtedness to Blue Cross or in cash. Blue Cross may purchase some of the shares of Common Stock in the open market. The intended purchases are subject to the receipt of OCI approval and may be subject to the receipt of the Company shareholder approval as a result of certain New York Stock Exchange rules.

     REGISTRATION RIGHTS. Pursuant to an agreement with the Company, Messrs. Wallace J. Hilliard and Ronald A. Weyers have the following rights:

          (i) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company register at least 50% of the then outstanding shares of Common Stock held by them, which the Company is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of the Company's own registration of shares of Common Stock pertaining to an underwritten public offering; (b) the Company has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers's requests;
          (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by the Company or would require the disclosure of material information that the Company needs to preserve as confidential; or (d) the Company is unable to comply with the requirements of the Commission; and

          (ii) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company include Messrs. Hilliard's and Weyers's shares of Common Stock in an offering of shares of Common Stock otherwise being registered upon being notified by the Company that the Company is registering shares of Common Stock in connection with a public offering for case on a form that also would permit the registration of Messrs. Hilliard's and Weyers's shares of Common Stock.

     These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of Common Stock.

     Messrs. Hilliard and Weyers have also agreed that, until December 3, 2006, they will not acquire, or propose to acquire (i) any Company securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors (the "Voting Securities"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not
(i) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange Act) or initiate any shareholder proposals with respect to the Company; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of the Company; or (iii) for, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to Company securities or seek to exercise control or influence over management, the Board of Directors, or the corporate policies of the Company. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of Common Stock in accordance with Blue Cross's directions on matters submitted to a shareholder vote which pertain to, or are a result of, BlueCross BlueShield Association rules, regulations, or marketing issues.

                                SECTION 16 COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons owning in excess of ten percent of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is traded. Officers, directors and ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the information furnished to the Company, the Company believes that during the fiscal year ended December 31, 1998, its officers and directors and Blue Cross complied with all applicable Section 16(a) filing requirements.
                                       AUDITORS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1998. Ernst & Young has examined the accounts of the Company since 1988. Representatives of Ernst & Young will be present at the Meeting, will be available to respond to questions and may make a statement if they so desire.

                                    OTHER MATTERS

     The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons acting pursuant to the accompanying appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

                                SHAREHOLDER PROPOSALS

     Pursuant to Article II of the Company's Bylaws which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 2000 Annual Meeting of Shareholders must be received by the Company between February 1, 2000 and March 2, 2000 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 29, 1999.

                                        UNITED WISCONSIN SERVICES, INC.




                                        Stephen E. Bablitch
                                        SECRETARY
Milwaukee, Wisconsin

April 26, 1999

A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF APRIL 16, 1999, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: STEPHEN E. BABLITCH, SECRETARY, UNITED WISCONSIN SERVICES, INC., 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203.

                   UNITED WISCONSIN SERVICES, INC.
            401 West Michigan Street, Milwaukee, WI 53203
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Hefty and C. Edward Mordy, and each of them, proxies of the undersigned with power of substitution, to vote all shares of the common stock the undersigned is entitled to vote at the Annual Meeting of the Shareholders of United Wisconsin Services, Inc. to be held on May 26, 1999 at 11:00 a.m., and at any adjournments thereof, as indicated below.

The shares of common stock represented by this proxy will be voted as directed. If no direction is specified, the shares of common stock will be voted FOR Item 1.



         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
          -DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED-


            UNITED WISCONSIN SERVICES, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS: (for term expiring in 2000)

1-Micheal D. Dunham
2-James L. Forbes
3-William C. Rupp, M.D.

/ / FOR all nominees listed to the left (except as specified below).

/ / WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write
the numbers(s) of the nominee(s) in the box provided to the right   /          /

2. With discretionary power upon and all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.

The Board of Directors recommends a vote FOR the nominees as directors.

Check appropriate box          Date_______________         NO. OF SHARES
indicate changes below:
Address Change?  / /                                     /                 /

Name Change? / /

Signature(s) in Box
Please sign exactly as your name appears on this proxy giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name, by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.